UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Vincerx Pharma, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Vincerx Pharma, Inc.

260 Sheridan Avenue, Suite 400

Palo Alto, CA 94306

(650) 800-6676

April 12, 2023

Dear Stockholder:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders of Vincerx Pharma, Inc., which will be held at 10:00 a.m., Pacific Time, on Thursday, May 25, 2023. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting https://www.cstproxy.com/vincerx/2023 or dialing 1 (800) 450-7155 in the U.S. and Canada or +1 (857) 999-9155 outside of the U.S. and Canada.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote. Your shares cannot be voted unless you vote by Internet or mail, vote as instructed by your broker, or vote your shares electronically at the Annual Meeting.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Dr. Ahmed M. Hamdy
Dr. Ahmed M. Hamdy
Chief Executive Officer and Chairman

Vincerx Pharma, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 25, 2023

To Our Stockholders:

Vincerx Pharma, Inc. will hold its 2023 Annual Meeting of Stockholders at 10:00 a.m., Pacific Time, on Thursday, May 25, 2023. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting https://www.cstproxy.com/vincerx/2023 or dialing 1 (800) 450-7155 in the U.S. and Canada or +1 (857) 999-9155 outside of the U.S. and Canada.

We are holding this Annual Meeting:

•	to elect two Class III directors to serve until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified;

•	to ratify the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2023; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Stockholders of record at the close of business on March 28, 2023 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

It is important that your shares be represented at this meeting. Whether or not you expect to attend the virtual Annual Meeting, please vote at your earliest convenience by following the instructions in the proxy materials you received in the mail. Please review the instructions on page 2 of the attached Proxy Statement regarding your voting options.

By order of the Board of Directors,

/s/ Dr. Ahmed M. Hamdy
Dr. Ahmed M. Hamdy
Chief Executive Officer and Chairman

Palo Alto, California

April 12, 2023

The Proxy Statement and Annual Report are available at

https://www.cstproxy.com/vincerx/2023.

i

Vincerx Pharma, Inc.

260 Sheridan Avenue, Suite 400

Palo Alto, CA 94306

PROXY STATEMENT

Information Concerning Voting and Solicitation

This Proxy Statement is being furnished to you in connection with the solicitation by the board of directors of Vincerx Pharma, Inc., a Delaware corporation (“we,” “us,” “our,” “Vincerx” or the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held virtually on Thursday, May 25, 2023 at 10:00 a.m., Pacific Time, and any adjournments or postponements thereof (the “Annual Meeting”).

The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed to stockholders on or about April 12, 2023.

Questions and Answers About

the Proxy Materials and the Annual Meeting

Why am I receiving these materials?

Our board of directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. This year’s annual meeting will be held virtually. You are invited to attend the Annual Meeting via live audio webcast to vote electronically on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions below to submit your proxy by Internet or mail. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have opted to furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners at the close of business on March 28, 2023, which is the record date for the Annual Meeting (the “Record Date”). Stockholders are encouraged to vote and submit proxies in advance of the Annual Meeting by Internet or mail as early as possible to ensure their votes are counted.

What proposals will be voted on at the Annual Meeting?

Two proposals will be voted on at the Annual Meeting:

•	The election of two Class III directors to serve until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified; and

•	The ratification of the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2023.

What are the Board’s recommendations?

Our board of directors recommends that you vote:

•	“FOR ALL NOMINEES” in the election of each of the nominees for Class III director; and

•	“FOR” the ratification of the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2023.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be properly brought before the meeting. Those persons intend to vote the proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record at the close of business on the Record Date, March 28, 2023, may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of the Company’s common stock held as of the Record Date.

A list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose related to the Annual Meeting, for ten days prior to the Annual Meeting at our offices located at 260 Sheridan Avenue, Suite 400, Palo Alto, CA 94306. Please contact our Secretary by telephone at (650) 800-6676 if you wish to inspect the list of stockholders prior to the Annual Meeting. This list will also be available for examination by stockholders during the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company (“Continental”), you are considered, with respect to those shares, the stockholder of record. The Notice has been sent directly to you by us.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. The Notice has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record.

How do I vote?

You may vote using any of the following methods:

By Internet–Stockholders of record may submit proxies by following the Internet voting instructions on their proxy materials prior to the Annual Meeting. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for Internet voting availability. Please be aware that if you vote over the Internet, you may incur costs such as Internet access charges for which you will be responsible. The Internet voting facilities will close at 11:59 p.m., Eastern Time, the day before the meeting date.

By Mail–If you would like to receive a paper copy of the proxy card, you must request one. Stockholders of record may submit paper proxies by completing, signing and dating the proxy card and returning it in the prepaid envelope enclosed with the proxy card. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposal 2. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees.

At the Virtual Meeting–Shares held in your name as the stockholder of record may be voted electronically at the Annual Meeting by visiting https://www.cstproxy.com/vincerx/2023 or dialing 1 (800) 450-7155 (toll free) in the U.S. and Canada or +1 (857) 999-9155 (standard rates apply) outside of the U.S. and Canada (conference

ID 5849534#) and using the control number included on your proxy materials. If you have already voted previously by Internet or mail, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote. Shares held beneficially in street name may be voted electronically at the Annual Meeting only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting via live audio webcast, we recommend that you also submit your proxy or voting instructions or vote by Internet or mail prior to the meeting so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by Internet or mail, you may change your vote or revoke your proxy with a later Internet or mail proxy, as the case may be. If you are a stockholder of record and submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and you wish to change or revoke your vote, you must obtain a legal proxy through your broker and present it to Continental at least two weeks in advance of the Annual Meeting. Please consult the voting instructions or contact your broker, bank or nominee.

How are votes counted?

For Proposal 1, the election of directors, you may vote “FOR ALL NOMINEES” or your vote may be “WITHHELD” with respect to any or all of the nominees. “WITHHELD” votes and broker non-votes are not considered votes cast, and will have no effect on Proposal 1.

For Proposal 2, the ratification of our appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for 2023, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” An abstention has the same effect as a vote “AGAINST” Proposal 2. There are no broker non-votes for Proposal 2.

If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR ALL NOMINEES” in the election of the Class III nominees to the board of directors and “FOR” the ratification of WithumSmith+Brown, PC as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and in the discretion of the proxy holders on any other matters that may properly come before the meeting).

What vote is required to approve each item?

We have a plurality voting standard for the election of directors, which means that two persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected. Cumulative voting is not permitted, which means that each stockholder may vote no more than the number of shares he or she owns for a single director nominee.

While directors are elected by a plurality of votes cast, our amended and restated bylaws (“Bylaws”) require that if a majority of the votes cast for a director are marked “AGAINST” or “WITHHELD” in an uncontested election, such person must promptly tender his or her resignation to our board of directors for the board’s consideration. If such director’s resignation is accepted by the board, then our board of directors, in its sole discretion, may fill the resulting vacancy or may decrease the size of the board in accordance with the provisions of our Bylaws.

Proposal 2, the ratification of our appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2023, requires the affirmative “FOR” vote of the holders of a majority of the shares present at the Annual Meeting or represented by proxy and entitled to vote on this proposal.

If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker or nominee does not have discretionary voting authority to vote on that matter without instructions from the beneficial owner and instructions are not given. Discretionary items are proposals considered “routine” under the rules of the New York Stock Exchange, such as the ratification of the appointment of our independent auditors, and therefore, broker non-votes are not expected to exist with respect to this proposal. Proposal 1, the election of directors, is considered a “non-routine” item for which brokers and nominees do not have discretionary voting power and, therefore, broker non-votes may exist with respect to this proposal. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

What constitutes a quorum?

The presence online at the Annual Meeting, or represented by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the Record Date, will constitute a quorum. As of the close of business on the Record Date, 21,245,842 shares of our common stock were outstanding and entitled to vote. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What is “householding” and how does it affect me?

We have adopted a process for mailing our proxy materials called “householding” which has been approved by the SEC. Householding means that stockholders who share the same last name and address will receive only one copy of our proxy materials, unless we receive contrary instructions from any stockholder at that address.

If you prefer to receive multiple copies of our proxy materials at the same address, additional copies will promptly be provided to you upon request. If you are a stockholder of record, you may contact us by writing to Secretary, Vincerx Pharma, Inc., 260 Sheridan Avenue, Suite 400, Palo Alto, CA 94306, or by calling (650) 800-6676. Eligible stockholders of record receiving multiple copies of our proxy materials can request householding by contacting us in the same manner. We have undertaken householding to reduce printing costs and postage fees, and we encourage you to participate.

If you are a beneficial owner, you may request additional copies of our proxy materials or you may request householding by notifying your broker, bank or other nominee.

How are proxies solicited?

Our employees, officers and directors may solicit proxies. We will pay the cost of printing and mailing proxy materials, and will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy material to the owners of our common stock. At this time, we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement.

Why are we holding a virtual Annual Meeting?

The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. We believe that the virtual meeting format will expand stockholder access and participation. You will not be able to attend the Annual Meeting in person.

How can I attend the virtual Annual Meeting?

The Annual Meeting will be a completely virtual meeting of stockholders conducted exclusively via live audio webcast. You will be able to attend the Annual Meeting via live audio webcast by visiting https://www.cstproxy.com/vincerx/2023 or dialing 1 (800) 450-7155 (toll free) in the U.S. and Canada or +1 (857) 999-9155 (standard rates apply) outside of the U.S. and Canada (conference ID 5849534#) and using the control number included on your proxy materials. The Annual Meeting will begin promptly at 10:00 a.m., Pacific Time, on Thursday, May 25, 2023. We encourage you to access the virtual meeting website prior to the start time. You may begin to log into the virtual meeting platform beginning at approximately 9:45 a.m., Pacific Time, on Thursday, May 25, 2023.

If you have difficulties accessing the website above, or do not have internet capabilities, you can listen only to the meeting by dialing 1 (800) 450-7155 (toll free) in the U.S. and Canada or +1 (857) 999-9155 (standard rates apply) outside of the U.S. and Canada (conference ID 5849534#). This option is listen-only, and you will not be able to vote or enter questions during the meeting.

What if I have technical difficulties accessing or participating in the virtual Annual Meeting?

We will have technicians ready to assist you with technical difficulties you may have accessing the virtual Annual Meeting, voting at the Annual Meeting or submitting questions at the Annual Meeting. Please refer to the technical support by calling (917) 262-2373.

IMPORTANT

Please promptly vote by Internet or mail, or by following the instructions provided by your broker, bank or nominee, so that your shares can be represented at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Bylaws provide that our board of directors shall consist of such number of directors as the board of directors may from time to time determine. Under the Voting Agreement (as defined below under the heading “Voting Agreement”), the stockholders who are parties to the Voting Agreement have agreed to vote or cause to be voted, and cause their respective designees, to ensure that the number of directors constituting our board of directors is set and remains at nine directors. Accordingly, in accordance with our Bylaws and the Voting Agreement, the number of directors constituting our board of directors is set at nine.

Our board of directors currently consists of seven directors with two vacancies as a result of the resignations of Andrew I. McDonald and Christopher P. Lowe, which were effective December 31, 2022. Under our Bylaws, vacancies on our board of directors can be filled by resolution of our board of directors, provided that under the Voting Agreement the stockholders thereunder who are entitled to designate an individual to a seat on our board of directors are also entitled to designate an individual to fill any vacancy in such seat.

Our board of directors is divided into three classes, each serving staggered, three-year terms:

•	Our Class I directors are Dr. Raquel E. Izumi, Laura I. Bushnell and Dr. Ruth E. Stevens, and their terms will expire at the 2024 annual meeting of stockholders;

•	Our Class II directors are Dr. John H. Lee and Francisco D. Salva, and their terms will expire at the 2025 annual meeting of stockholders; and

•	Our Class III directors are Dr. Ahmed M. Hamdy and Dr. Brian J. Druker, and their terms will expire at the Annual Meeting.

Under the terms of the Voting Agreement, the Legacy LSAC Stockholders (as defined below under the heading “Voting Agreement”) have the right to designate two individuals to our board of directors to fill the vacancies in Class II and Class III resulting from the resignations of Messrs. McDonald and Lowe. The Legacy LSAC Stockholders have not waived, and may in the future exercise, their right to designate individuals pursuant to the Voting Agreement. As a result of provisions in our Bylaws and the Voting Agreement, no individuals have been nominated to fill the current vacancies on our board of directors nor will any such nominations be accepted at the Annual Meeting.

Two Class III directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2026 or until their successors are duly elected and qualified, with the other classes of directors continuing to serve for the remainder of their respective terms. The nominees receiving the highest number of affirmative votes will be elected as the Class III directors. The nominating and corporate governance committee of the board of directors has recommended, and the board of directors has designated, Dr. Ahmed M. Hamdy and Dr. Brian J. Druker as the nominees for Class III directors to serve until the 2026 annual meeting of stockholders, and each has indicated to us that he will be able to serve. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominees designated by the board of directors, taking into account any recommendations of the nominating and corporate governance committee, to fill such vacancy.

Board Diversity Matrix (as of March 28, 2023)

Total Number of Directors 7

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	1	—	—
White	2	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Biographies

The names of the Class III nominees and the other members of the board of directors and certain biographical information as of March 28, 2023 are set forth below:

Name	Age	Position with Company	Director Since
Ahmed M. Hamdy, M.D.	58	Chief Executive Officer and Chairman	2020
Raquel E. Izumi, Ph.D.	53	President, Chief Operations Officer and Director	2020
Laura I. Bushnell	55	Director	2020
Brian J. Druker, M.D.	67	Director	2020
John H. Lee, M.D.	55	Director	2020
Francisco D. Salva	52	Director	2020
Ruth E. Stevens, Ph.D.	63	Director	2021

Class III Nominees:

Ahmed M. Hamdy, M.D. has served as our Chief Executive Officer and Chairman of our board of directors since December 2020, and as our President from December 2020 to January 2021. Dr. Hamdy co-founded Vincera Pharma, Inc. (“Legacy Vincera Pharma”) and served as its Chief Executive Officer and as a member of its board of directors from March 2019 to December 2020. Prior to that, Dr. Hamdy co-founded Acerta Pharma B.V., a pharmaceutical development company and member of the AstraZeneca plc, and served as its head of early clinical development from January 2015 to June 2019, as chief executive officer from February 2013 to January 2015, as chief medical officer from February 2013 to January 2015 and as a member of the board from February 2013 to February 2016. Prior to that, Dr. Hamdy served as chief medical officer of Pharmacyclics LLC (Nasdaq: PCYC), a biopharmaceutical company, from March 2008 to June 2011. Dr. Hamdy has served as a clinical advisor and member of the board of directors of Andes Biotechnologies, a nucleic acid-based drug discovery and development company, since September 2016, as a member of the Dean’s Council of the Jack Baskin School of Engineering at the University of California, Santa Cruz, since April 2019, and as a member of the Palo Alto Medical Foundation President’s Council since March 2016. Dr. Hamdy received a MBBCH from the KasrAlainy School of Medicine at the University of Cairo, Egypt. We believe Dr. Hamdy is qualified to serve on our board of directors due to his more than twenty years of clinical research experience in pharmaceutical drug development and extensive executive leadership experience in the pharmaceutical drug development industry.

Brian J. Druker, M.D. has served as a member of our board since December 2020. Dr. Druker has served in various capacities at the Oregon Health and Science University, as a physician since July 1993, professor since July 2000, and associate dean of Oncology since July 2010. Since July 2007, Dr. Druker served as director of the Oregon Health and Science University Knight Cancer Institute. Dr. Druker has served as a member of the scientific advisory board of Aptose Biosciences Inc. (Nasdaq: APTO), a biotechnology company, since 2013. Since May 2018, Dr. Druker has served as a member of the board of directors of Amgen Inc. (Nasdaq: AMGN), a multinational biopharmaceutical company. Dr. Druker served as a member of the scientific advisory board of Grail, Inc., a biotechnology company, from May 2016 to September 2019. Dr. Druker has been recognized with numerous awards, including the Warren Alpert Prize from Harvard Medical School, the Lasker-DeBakey Award for Clinical Medical Research, the Japan Prize in Healthcare and Medical Technology, and most recently, the 2018 Tang Prize in Biopharmaceutical Science. Dr. Druker has been elected to the National Academy of Medicine, the National Academy of Sciences and the American Academy of Arts and Sciences. Dr. Druker received a B.A. in chemistry from the University of California, San Diego, and an M.D. from the University of San Diego Medicine, San Diego. We believe Dr. Druker is qualified to serve on our board of directors due to his extensive experience in cancer research industry and leadership experience on public company boards of directors.

The Board of Directors Recommends a Vote “FOR ALL NOMINEES”

in the Election of the Class III Nominees Set Forth Above as Directors of the Company.

Directors with Continuing Terms:

John H. Lee, M.D. has served as a member of our board since December 2020. Dr. Lee has served as chief medical officer of cancer research of Avera Health, a regional healthcare system, since May 2020 and as chief medical officer of ImmunityBio, Inc. (Nasdaq: IBRX), an immuno-oncology and infectious disease company, from March 2019 to May 2020. Prior to that, Dr. Lee served as senior vice president of clinical development of Nantkwest, Inc., a clinical-stage immunotherapy company, from May 2016 to March 2019. Dr. Lee served as executive director of the Chan Soon Shiong Institute of Molecular Medicine, a biomedical and translational research institute and as a full professor at the University of South Dakota, from May 2016 to September 2018 and September 2010 to May 2016, respectively. Dr. Lee served as director of the cancer center of Stanford Health, a leading academic health system from July 2012 to May 2016. Dr. Lee served as a member of the board of directors of Windber Hospital from June 2018 to May 2020. Dr. Lee received a B.S. in biology from Stanford University, an M.D. from the University of Minnesota, Twin Cities, and special training in otolaryngology-head and neck surgery from the University of Iowa. We believe Dr. Lee is qualified to serve on our board of directors due to his extensive experience within the cancer research industry.

Francisco D. Salva has served as a member of our board since December 2020. Mr. Salva currently serves as president and chief executive officer of Azitra, Inc., a synthetic biology company. He has served as an operating partner of Accelerator Life Science Partners, a venture capital firm, since January 2018, and served as president and chief executive officer of Complexa Inc., a clinical-stage biopharmaceutical company, from May 2018 to August 2020. Mr. Salva co-founded Acerta Pharma and served as its vice president of operations from February 2013 to November 2016. Prior to that, Mr. Salva served as senior director of corporate finance at Pharmacyclics LLC (Nasdaq: PCYC). Earlier in his career, Mr. Salva spent almost a decade in life sciences venture capital, starting his investment career at Patricof & Co, Ventures (now Apax Partners) before moving to lead investments at Invesco (NYSE: IVZ) and CIBC Capital Partners. Mr. Salva received an A.B. in business economics and an A.B. in philosophy from Brown University and a MSc. in economics and philosophy from the London School of Economics. We believe Mr. Salva is qualified to serve on our board of directors due to his extensive experience with corporate development, operations, healthcare venture capital and investment banking.

Raquel E. Izumi, Ph.D. has served as our Chief Operations Officer and as a member of our board of directors since December 2020, and as our President from January 2021. Dr. Izumi co-founded Legacy Vincera Pharma and served as its Chief Operations Officer and as a member of its board of directors from March 2019 to

December 2020. Prior to that, Dr. Izumi co-founded Acerta Pharma B.V. and served as its executive vice president of clinical development from February 2013 to May 2020. Dr. Izumi also co-founded Aspire Therapeutics LLC and served as its chief scientific officer from June 2011 to February 2013. Prior to founding Aspire Therapeutics LLC, Dr. Izumi served as senior director of clinical development at Pharmacyclics LLC (Nasdaq: PCYC) from February 2010 to May 2011, where she worked on designing and implementing seven clinical studies across various hematologic malignancies (including three studies that garnered breakthrough therapy designation) for the first BTK inhibitor to enter clinical trials. Dr. Izumi began her research career at Amgen Inc. (Nasdaq: AMGN), where she held positions of increasing responsibility and participated in a successful BLA filing and approval for Aranesp®. Dr. Izumi was a Howard Hughes Predoctoral Fellow at the University of California, Los Angeles where she obtained a Ph.D. in microbiology and immunology. She received honors and distinction for her B.A. in biological sciences from the University of California, Santa Barbara. We believe Dr. Izumi is qualified to serve on our board of directors due to her over 20 years of drug development and clinical research experience and her authorship of several INDs as well as design and execution of several clinical trials in oncology, cardiology, pulmonology, immunology, and endocrinology.

Laura I. Bushnell has served as a member of our board since December 2020. Ms. Bushnell has served as a partner of King & Spalding LLP, a global law firm, since September 2009. Ms. Bushnell has served as a member of the board of trustees of the University of California, Santa Cruz Foundation since February 2015, and as chair of the Dean’s Council of the Baskin School of Engineering at the University of California, Santa Cruz, since July 2019. Ms. Bushnell received an A.B. in psychology from Stanford University and a juris doctor from the Georgetown University Law Center. We believe Ms. Bushnell is qualified to serve on our board of directors due to her extensive experience counseling management and boards of directors of private and public companies, particularly in the life sciences and technology sectors, on capital raising matters, strategic transactions and corporate governance.

Ruth E. Stevens, Ph.D. has served as a member of our board since May 2021. Currently, Dr. Stevens serves as a Senior Advisor to Premier Research, a clinical research and development company, and as an independent regulatory consultant to the pharmaceutical industry. Dr. Stevens was a co-founder and served as chief scientific officer and executive vice president of Camargo Pharmaceutical Services, LLC, a drug development consulting company, from 2003 to September 2021, and a member of its board of directors from March 2017 to September 2021. Dr. Stevens was a recipient of 2019 Oregon State University, Icon of Pharmacy award, and induction into the Pharmacy Hall of Fame. Dr. Stevens has served as an adjunct professor at the University of Cincinnati, College of Pharmacy, since March 1997. Prior to founding Camargo Pharmaceutical Services, Dr. Stevens was senior director of clinical operations at Barr Research, Inc. (formerly Duramed Pharmaceuticals, Inc.) (NYSE: BRL), a pharmaceutical product company, from 1999 to 2002, and served as director of pharmacokinetics & scientific affairs at Phoenix International Life Sciences Inc., a research organization, which provided research, clinical studies and studies to pharmaceutical and biotechnology companies, from 1996 to 1999. Prior to that, from 1990 to 1996, Dr. Stevens served as an FDA pharmacokinetic team leader and pharmacokinetic reviewer at the Office of Clinical Pharmacology and Biopharmaceutics of the U.S. Food and Drug Administration. Dr Stevens has a B.A. in health education from the University of Washington, Seattle, a Ph.D. in Biopharmaceutics/Pharmacokinetics from Oregon State University and an MBA from Xavier University. We believe Dr. Stevens is qualified to serve on our board of directors due to her extensive leadership experience in drug development.

There are no family relationships among any of our directors or executive officers.

Director Nominations

Our board of directors nominates directors whose term is scheduled to expire at the next annual meeting of stockholders and elects new directors to fill vacancies when they arise. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit, and recommend qualified candidates to our board of directors for nomination or election, subject to the terms of the Voting Agreement. For further details regarding the Voting Agreement, see below under the heading “Voting Agreement.”

Our board of directors strives to find directors who are experienced and dedicated individuals with diverse backgrounds. In identifying candidates for membership on our board of directors, the nominating and corporate governance committee takes into account all factors it considers appropriate, which may include character, judgment, leadership, business acumen, diversity of backgrounds, perspectives, skills, age, gender, ethnicity, professional experience, the ability of the candidate to devote sufficient time and attention to the affairs of the Company, knowledge of or experience in the industry in which the Company operates in, and the extent to which a particular candidate would fill a present or anticipated need on our board of directors. Candidates for membership on our board of directors will be reviewed in the context of the existing membership of our board of directors, the operating requirements of the Company, and the long-term interests of stockholders.

Our nominating and corporate governance committee also seeks to ensure that a majority of our directors are independent under the rules of Nasdaq and that one or more of our directors is an “audit committee financial expert” under the rules of the SEC.

The nominating and corporate governance committee believes it appropriate for our Chief Executive Officer and our President and Chief Operations Officer to participate as members of our board of directors.

Prior to our annual meeting of stockholders, our nominating and corporate governance committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. The candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of our board of directors for any particular talents and experience. If a director no longer wishes to continue in service, if the nominating and corporate governance committee decides not to re-nominate a director, or if a vacancy is created on our board of directors because of a resignation or an increase in the size of our board of directors or other event, then the nominating and corporate governance committee, subject to the terms of the Voting Agreement, will consider whether to replace the director or to decrease the size of the board. If the decision is to replace a director, the nominating and corporate governance committee, subject to the terms of the Voting Agreement, will consider various candidates for board membership, including those suggested by committee members, by other board members, a director search firm engaged by the committee, or our stockholders. Prospective nominees are evaluated by the nominating and corporate governance committee based on the membership criteria described above and set forth in our Corporate Governance Guidelines.

A stockholder who wishes to suggest a prospective nominee for our board of directors should notify the Secretary of the Company in writing with any supporting material the stockholder considers appropriate. In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our board of directors at our annual meeting of stockholders. In order to nominate a candidate to be a director, a stockholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the first anniversary of the date the proxy statement was provided to the stockholders in connection with preceding year’s annual meeting of stockholders. However, in the event that no annual meeting was held in the preceding year or the annual meeting is called for a date that is more than 30 days before or after the first anniversary date of the preceding year’s annual meeting of stockholders, notice by the stockholder to be timely must be so received by our Secretary not later than the close of business on the later of (1) the 90th day prior to the date of the scheduled annual meeting and (2) the 10th day following the day on which public announcement of the date of such meeting is first made. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder’s notice described above. Information required by our Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”), and the related rules and regulations under that Section. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act, no later than March 26, 2024.

Each notice delivered by a stockholder who wishes to recommend a prospective nominee to our board of directors for consideration by the nominating and corporate governance committee generally must include the following information about the prospective nominee:

•	the name, age, business address, and residence address of the person;

•	the principal occupation of the person;

•	the class, series, and number of shares of our capital stock owned by the person;

•	a description of all compensation and other relationships during the past three years between the stockholder and the person;

•	any other information relating to the person required to be disclosed pursuant to Section 14 of the Exchange Act; and

•	the person’s written consent to serve as a director if elected.

According to our Bylaws, the notice must also include the following information about the stockholder giving the notice:

•	the name and record address of the stockholder;

•	the class, series, and number of shares of our capital stock owned by the stockholder; and

•	a description of all arrangements or understandings between such stockholder and each person the stockholder proposes for election as a director.

The nominating and corporate governance committee may require any prospective nominee recommended by a stockholder to furnish such other information as the committee reasonably may require to determine the person’s eligibility to serve as an independent director or that could be material to a stockholder’s understanding of the person’s independence or lack thereof.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, Vincerx Pharma, Inc., 260 Sheridan Avenue, Suite 400, Palo Alto, CA 94306. You may obtain a copy of the full text of this provision of our Bylaws by writing to our Secretary at the above address.

Voting Agreement

The stockholders of Legacy Vincera Pharma prior to the closing of our business combination in December 2020, which consisted of Dr. Ahmed M. Hamdy, Dr. Raquel E. Izumi, Dr. John C. Byrd, Dr. Stuart Hwang, Tom C. Thomas, and Dr. Brian J. Druker (the “Legacy Vincera Pharma Stockholders”), and LifeSci Investments, LLC, LifeSci Holdings LLC, Rosedale Park, LLC, and certain other stockholders of LifeSci Acquisition Corp. prior to the business combination (the “Legacy LSAC Stockholders”), entered into a Voting and Support Agreement (the “Voting Agreement”). Under the Voting Agreement, such parties agreed to vote or cause to be voted all shares owned from time to time by them or their successors that may be voted in the election of our directors, and shall cause their director designees, to ensure that (i) the size of our board of directors is set and remains at nine directors, (ii) seven persons designated by the Legacy Vincera Pharma Stockholders and two persons designated by the Legacy LSAC stockholders are elected to our board of directors, including to fill any vacancies, and (iii) no member of our board of directors is removed without the approval of the stockholders entitled to designate such director. The Voting Agreement will terminate upon the earliest to occur of (x) the written consent of the Company and a majority-in-interest of both the Legacy Vincera Pharma Stockholders and the Legacy LSAC Stockholders, (y) the consummation of an acquisition of the Company, or (z) five years following the closing of the business combination.

Director Independence

Our board of directors determined that each of our directors, other than Dr. Ahmed M. Hamdy and Dr. Raquel E. Izumi, qualify as independent directors, as defined under the Nasdaq listing rules, and our board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Board Meetings

Our board of directors held five meetings during 2022. Each director attended at least 75% of the aggregate meetings held by the board of directors and the committees on which such director served. We do not have a policy that requires the attendance of directors at our annual meeting of stockholders. Six of our directors attended the 2022 annual meeting.

Meeting of Non-Management and Independent Directors and Communications with Directors

During meetings of our board of directors, our independent directors regularly meet in an executive session without management or management directors present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. Our board of directors welcomes questions or comments about our company and our operations. If a stockholder wishes to communicate with our board of directors, including our independent directors, they may send their communication in writing to: Secretary, Vincerx Pharma, Inc., 260 Sheridan Avenue, Suite 400, Palo Alto, CA 94306. You must include your name and address in the written communication and indicate whether you are a stockholder. The Secretary will review any communication received from a stockholder, and all material communications will be forwarded to the appropriate director or directors or committee of our board of directors based on the subject matter.

Board Committees

We have established an audit committee, compensation committee, and nominating and corporate governance committee, each of which operates under a charter that has been approved by our board of directors. We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees complies with the applicable requirements of, the Sarbanes-Oxley Act, and the current rules and regulations of the SEC and Nasdaq. We intend to comply with future requirements as they become applicable to us. Each committee has the composition and responsibilities described below.

Audit Committee

Current Members:	Francisco D. Salva (Chair)
Dr. Ruth E. Stevens
Dr. John H. Lee

Number of Meetings in 2022:	4

Functions:

Our audit committee assists our board of directors in the oversight of:

•  independent auditor’s qualifications, independence and performance;

•  our financial reporting processes and disclosure controls;

•  engagement of our independent auditors to perform audit services and any permissible non-audit services;

•  the organization and performance of our internal audit function;

•  the annual audit plan and all critical accounting policies;

•  the integrity of our financial statements and internal quality control;

•  our compliance with legal and regulatory requirements;

•  our treasury and finance matters; and

•  our risk management and assessment pertaining to the financial, accounting and tax matters.

In addition, our audit committee provides our board of directors such information and materials as it may deem necessary to make the board aware of significant financial matters that require the attention of the board.

Our board of directors has determined that Mr. Salva is an audit committee financial expert, as defined by the rules promulgated by the SEC, and meets the financial sophistication requirements of the Nasdaq listing rules. Each of the members of our audit committee has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq.

Compensation Committee

Current Members:	Laura I. Bushnell (Chair)
Francisco D. Salva

Number of Meetings in 2022:	3

Functions:

Our compensation committee assists our board of directors in meeting its responsibilities with regard to oversight and determination of:

•  compensation plans, including executive compensation and equity and cash incentive plans;

•  independence of compensation consultants, legal counsel, and other advisors;

•  material arrangements for our executive officers, including employment agreements, severance agreements, change in control protections, and indemnification agreements; and

•  disclosure in periodic reports filed with the SEC.

Our board of directors has determined that each of the members of the compensation committee satisfies the independence requirements as defined under the applicable rules and regulations of Nasdaq.

Nominating and Corporate Governance Committee

Current Members:	Francisco D. Salva (Chair)
Dr. Brian J. Druker

Number of Meetings in 2022:	2

Functions:	Our nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and oversees the evaluation of our board of directors. In addition, our nominating and corporate governance committee is responsible for developing, maintaining, and recommending to our board of directors corporate governance policies.

Corporate Governance

Board Leadership Structure

Our co-founder and Chief Executive Officer, Dr. Hamdy, serves as our chairman of the board. The board believes that having our Chief Executive Officer serve as chairman of the board promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives, and clearer accountability for his success or failure.

If the chairman of the board is an independent director, then the chairman will also serve as the lead independent director. If the chairman of the board is not an independent director, the board may appoint an independent director to serve as the board’s lead independent director. The primary responsibilities of the lead independent director include presiding at all meetings of the board at which the chairman of the board is not present, including executive sessions of the independent directors, and serving as a liaison between the chairman of the board and/or the Chief Executive Officer and the independent directors. The lead independent director also has the authority to call meetings of the independent directors of the board or meetings of the board. The Company currently does not have a lead independent director.

The independent directors meet regularly in an executive session after regular board meetings, at which the independent directors have the opportunity to discuss management performance.

Role in Risk Oversight

Our board of directors is responsible for overseeing the overall risk management process at the Company. The responsibility for managing risk rests with executive management while the committees of our board of directors and our board of directors as a whole participate in the oversight process. Our board of directors’ risk oversight process builds upon management’s risk assessment and mitigation processes, which include reviews of long-term strategic and operational planning, executive development and evaluation, regulatory and legal compliance, cybersecurity, financial reporting, internal risk management, and internal controls.

Corporate Governance Guidelines

Our board has adopted written Corporate Governance Guidelines to ensure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. Our Corporate Governance Guidelines set forth the practices the board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluations and succession planning, and board committees and compensation. The nominating and corporate governance committee assists our board of directors in implementing and adhering to our Corporate Governance Guidelines. Our Corporate Governance Guidelines are reviewed at least annually by the nominating and corporate governance committee, and changes are recommended to our board of directors as warranted.

We believe that our corporate governance initiatives comply with the Sarbanes-Oxley Act and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of Nasdaq. Our board of directors will continue to evaluate our corporate governance principles and policies.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers, and employees. The code addresses various topics, including:

•	compliance with laws, rules and regulations;

•	confidentiality;

•	conflicts of interest;

•	corporate opportunities;

•	fair dealing;

•	payments or gifts from others;

•	health and safety;

•	insider trading;

•	international business laws;

•	protection and proper use of company assets; and

•	record keeping.

Our board of directors has also adopted a Code of Ethics for Senior Financial Officers applicable to our Chief Executive Officer and Chief Financial Officer as well as other key management employees addressing ethical issues. The Code of Business Conduct and Ethics is posted on our website www.vincerx.com. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers can only be amended by the approval of a majority of our board of directors. Any waiver to the Code of Business Conduct and Ethics for an executive officer or director or any waiver of the Code of Ethics for Senior Financial Officers may only be granted by our board of directors or our nominating and corporate governance committee and must be timely disclosed as required by applicable law. We have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our audit committee.

To date, there have been no waivers under our Code of Business Conduct and Ethics or Code of Ethics for Senior Financial Officers. We intend to disclose future amendments to certain provisions of these codes or waivers of such codes granted to executive officers and directors on our website at www.vincerx.com within four business days following the date of such amendment or waiver.

Corporate Governance Documents

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, charters for each of the audit, compensation, and nominating and corporate governance committees, and other corporate governance documents, are posted on the investors section of our website at www.vincerx.com under the heading “Investors—Corporate Governance—Governance Highlights.” In addition, stockholders may obtain a printed copy of these documents by writing to Secretary, Vincerx Pharma, Inc., 260 Sheridan Avenue, Suite 400, Palo Alto, CA 94306.

Certain Relationships and Related Transactions

It is our policy that all employees, officers, and directors must avoid any activity that is or has the appearance of conflicting with the interests of the Company. This policy is included in our Code of Business Conduct and Ethics as discussed above. Additionally, our audit committee conducts a review of all related person transactions for potential conflict of interest situations on an ongoing basis, as discussed further below.

Other than the compensation arrangements of our directors and named executive officers discussed elsewhere in this Proxy Statement, the Voting Agreement, and as set forth below, there were no transactions since January 1, 2022 to which we have been or will be a party, and in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with, or immediate family members of, any of the foregoing, had or will have a direct or indirect material interest.

LifeSci Agreements

Pursuant to master service agreements entered into with LifeSci Communications, LLC in August 2020 and with LifeSci Advisors, LLC in November 2022, LifeSci Communications and LifeSci Advisors have performed certain public relations and investor relations services for us. Andrew I. McDonald, one of our directors until his resignation in December 2022, was a founding member of LifeSci Communications and a founding partner and CEO of LifeSci Advisors. Under these master service agreements, we have agreed to indemnify LifeSci Communications and LifeSci Advisors from losses incurred from third party claims arising out of publicity or other materials created or produced by them under these master service agreements (provided that such materials were provided to us for review and approval), alleged or actual defects in our products, and allegations that our products infringe on, or encourage infringement of, the intellectual property rights of any third party. These master service agreements contain standard confidentiality provisions and mutual indemnification provisions. During 2022, we paid LifeSci Communications a total of $13,716 and LifeSci Advisors a total of $30,000 for their services pursuant to these master service agreements.

Pursuant to a consulting agreement entered into with LifeSci Consulting, LLC, a company affiliated with LifeSci Advisors, LifeSci Consulting performed consulting services to us in connection with potential research, licensing, and other collaboration transactions related to our product candidates. This consulting agreement contained standard confidentiality provisions and mutual indemnification provisions and was terminated in January 2023. During 2022, we paid LifeSci Consulting a total of $40,000 for its services pursuant to this consulting agreement.

Indemnification Agreements

We entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Certificate of Incorporation and our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Related Person Transactions Policy

Our board of directors adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration, and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to us as an employee, consultant, or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director, or a holder of more than 5% of any class of our voting securities (including common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the audit committee (or, where review by the audit committee would be inappropriate, to another independent body of our board of directors) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors, and certain significant stockholders. In considering related person transactions, the audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs and benefits to the company;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

Our audit committee will approve only those transactions that it determines are fair to us and in our best interests.

Hedging Transactions

All officers, directors, and employees are prohibited from hedging or monetization transactions under our Insider Trading Policy.

Director Compensation

The following table shows certain information with respect to the compensation of our non-employee directors during 2022:

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	Total ($)
Laura I. Bushnell	35,000	17,396	52,396
Brian J. Druker, M.D.	30,000	17,396	47,396
John H. Lee, M.D.	30,000	17,396	47,396
Christopher P. Lowe(2)	40,000	17,396	57,396
Andrew I. McDonald, Ph.D.(2)	25,000	17,396	42,396
Francisco D. Salva	40,000	17,396	57,396
Ruth E. Stevens, Ph.D.	30,000	17,396	47,396

(1)

Amounts represent the aggregate grant date fair value of the option awards granted in 2022 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC 718). See Note 11 to the Financial Statements in our Annual Report on Form 10-K for a discussion of assumptions made in determining the aggregate grant date fair value of our option awards. Note that the amounts reported in this column reflect the accounting fair value for these stock options for financial reporting purposes and do not reflect the actual economic value that may be realized by the non-employee directors upon the vesting or exercise of the stock options or the sale of the common stock underlying such stock options.

(2)

Mr. Lowe and Mr. McDonald ceased to be directors effective December 31, 2022. All unvested options held by Mr. Lowe and Mr. McDonald, respectively, were forfeited on December 31, 2022 in connection with their departure from the board of directors.

The following table sets forth the aggregate number of shares of common stock underlying option awards outstanding on December 31, 2022:

Name	Number of shares
Laura I. Bushnell	41,667
Brian J. Druker, M.D.	41,667
John H. Lee, M.D.	41,667
Christopher P. Lowe	26,667
Andrew I. McDonald, Ph.D.	26,667
Francisco D. Salva	41,667
Ruth E. Stevens, Ph.D..	35,000

Director Compensation Arrangements

Our board of directors designed our non-employee director compensation program to reward directors for their contributions to our success, align the director compensation program with stockholder interests and our executive compensation program, and provide competitive compensation necessary to attract and retain high quality non-employee directors. Our board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that we can recruit and retain qualified directors. Our compensation committee and nominating and corporate governance committees seek input and recommendations from management for director compensation, but make all decisions regarding director and executive compensation.

Our non-employee directors are entitled to the following compensation for their service on our board of directors:

•	an annual cash retainer of $25,000, to be paid in quarterly installments;

•

a non-statutory stock option to purchase 20,000 shares of common stock upon their initial election to our board of directors, prorated if such initial election occurs other than at an annual meeting of stockholders, and a non-statutory stock option to purchase 15,000 shares of common stock on the date of each annual meeting of stockholders after their initial election so long as they are serving as a non-employee director as of the date of such annual meeting (unless they are up for re-election at such annual meeting and are not re-elected);

•

an annual cash retainer of $15,000 for the chair of the audit committee, $10,000 for the chair of the compensation committee and $10,000 for the chair of the nominating and corporate governance committee; and

•	an annual cash retainer of $5,000 for other members of the audit committee, compensation committee and nominating and corporate governance committee.

The exercise price of each stock option will be the closing price of our common stock on the date of grant, as reported by the Nasdaq Stock Market LLC. Each stock option will vest in full on the earlier of 12 months following the date of grant, the next annual meeting of stockholders or the consummation of a change of control (as defined in our 2020 Stock Incentive Plan), subject to the director’s continued service. Equity compensation under the director compensation program is subject to the annual limits on non-employee director compensation set forth in our 2020 Stock Incentive Plan.

Our policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in attending board and committee meetings or performing other services in their capacities as directors. We do not provide tax gross-up payments to members of our board of directors.

EXECUTIVE OFFICERS

Our executive officers are elected by our board of directors and serve at the discretion of the board. Our executive officers and their ages as of March 28, 2023 are as follows:

Name	Age	Position
Ahmed M. Hamdy, M.D.	58	Chief Executive Officer
Raquel E. Izumi, Ph.D.	53	President and Chief Operations Officer
Alexander A. Seelenberger	44	Chief Financial Officer
Tom C. Thomas	63	General Counsel and Chief Legal Officer

Biographical information for our executive officers other than Drs. Hamdy and Izumi is set forth below:

Alexander A. Seelenberger has served as our Chief Financial Officer since December 2020. Prior to that, Mr. Seelenberger was a managing partner at Aurus Capital, a leading Latin American venture capital firm, heading its healthcare venture capital practice, from March 2009 to December 2020. In that role, Mr. Seelenberger co-founded and has been an executive director in several healthcare companies. From August 2007 to January 2009, Mr. Seelenberger served as an associate at Athelera LLC, a New York-based boutique investment bank offering financial advisory services to clients in the United States, Latin America and Europe. Mr. Seelenberger has served as a member of the board of directors of Andes Biotechnologies since September 2009, Trigemina Holdings, Inc., a pharmaceutical company, since March 2012, Levita Magnetics, a magnetic surgical platform development company, since January 2012, Echopixel, Inc., a medical imaging device development company, since September 2012, and Algenis, a bioactive molecule development company, since December 2012. Mr. Seelenberger received a B.B.A in business from the University of Chile and an M.B.A with high distinction from Harvard Business School, where he graduated as a Baker Scholar.

Tom C. Thomas has served as our General Counsel and Chief Legal Officer since March 2021. Mr. Thomas was a partner at Pillsbury Winthrop Shaw Pittman LLP, an international law firm, from March 2003 to March 2021. Mr. Thomas has over 30 years of experience representing life science and technology companies at all stages of development, from start-up and emerging companies, to pre-IPO companies, to large public and private companies. Mr. Thomas received his B.B.A. in Accounting from the University of Iowa, where he graduated summa cum laude, and his J.D. from the University of Minnesota Law School, where he graduated magna cum laude.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for each of the last two completed fiscal years regarding compensation awarded to or earned by our Chief Executive Officer, the two other most highly compensated executive officers (based on total compensation, including the value of option awards and severance payments, received during the last fiscal year), and our two former executive officers who would have been our most highly compensated executive officers but for the fact that such individuals were not serving as executive officers at the end of the last completed fiscal year. These executive officers are referred to collectively as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Ahmed M. Hamdy, M.D.	2022	460,000	136,850	670,122	12,994	(3)	1,279,966
Chief Executive Officer	2021	460,000	148,925	—	5,985	(3)	614,910

Raquel E. Izumi, Ph.D.	2022	430,000	109,650	445,212	12,010	(4)	996,872
President and Chief Operations Officer	2021	430,000	119,325	—	9,768	(4)	559,093

Alexander A. Seelenberger	2022	355,000	90,525	346,700	12,504	(5)	804,729
Chief Financial Officer	2021	355,000	98,513	—	11,364	(5)	464,877

Hermes Garbán, M.D., Ph.D.(6)	2022	251,887	—	246,381	517,675	(7)	1,015,943
Former Chief Medical Officer	2021	325,000	90,435	1,887,000	8,198	(7)	2,310,633

Xiaoming Zhang, Ph.D.(8)	2022	219,693	—	149,940	495,010	(9)	864,643
Former Chief Technology Officer	2021	350,000	97,125	—	8,386	(9)	455,511

(1)

The amounts in this column represent incentive bonuses earned during 2022 and 2021, respectively, based on the achievement of certain company corporate goals, which amounts were paid in March 2023 and March 2022, respectively.

(2)

The amounts in this column represent the aggregate grant-date fair value of the option awards granted to the named executive officers during 2022 and 2021, respectively, computed in accordance with ASC 718. See Note 11 to the Financial Statements in our Annual Report on Form 10-K for a discussion of assumptions made in determining the aggregate grant date fair value of our option awards. Note that the amounts reported in this column reflect the accounting fair value for these stock options for financial reporting purposes and do not reflect the actual economic value that may be realized by the named executive officers upon the vesting or exercise of the stock options or the sale of the common stock underlying such stock options.

(3)

The amounts for 2022 consist of $10,675 for matching contributions made by us under our 401(k) plan and $2,319 for the value of in-office meals (including a tax gross-up of $718). The amounts for 2021 consist of $5,661 for matching contributions made by us under our 401(k) plan and $469 for the value of in-office meals (including a tax gross-up of $145).

(4)

The amounts for 2022 consist of $10,455 for matching contributions made by us under our 401(k) plan and $1,555 for the value of in-office meals (including a tax gross-up of $481). The amounts for 2021 consist of $9,261 for matching contributions made by us under our 401(k) plan and $507 for the value of in-office meals (including a tax gross-up of $157).

(5)

The amounts for 2022 consist of $10,675 for matching contributions made by us under our 401(k) plan and $1,829 for the value of in-office meals (including a tax gross-up of $508). The amounts for 2021 consist of $7,646 for matching contributions made by us under our 401(k) plan, $754 for the value of in-office meals (including a tax gross-up of $233), and $2,964 for reimbursement of relocation expenses (including a tax gross-up of $917).

(6)	Dr. Garbán’s employment as our Chief Medical Officer commenced on March 1, 2021 and terminated on August 6, 2022.
(7)

The amounts for 2022 include severance paid to Dr. Garbán upon his termination, in accordance with the terms of his employment agreement, equal to his 2022 annual base salary ($390,000) and 100% of his target bonus opportunity for 2022 ($117,000). The amounts for 2022 also include $10,675 for matching contributions made by us under our 401(k) plan. The amounts for 2021 consist of $7,950 for matching contributions made by us under our 401(k) plan and $248 for the value of in-office meals (including a tax gross-up of $77).
(8)	Dr. Zhang’s employment as our Chief Technology Officer terminated on August 6, 2022.
(9)

The amounts for 2022 include severance paid to Dr. Zhang upon his termination, in accordance with the terms of his employment agreement, equal to his 2022 annual base salary ($350,000), 100% of his target bonus opportunity for 2022 ($105,000), and reimbursement of the cost of continuation of health insurance coverage under COBRA ($29,335, which amount was actually paid to Dr. Zhang in 2023). The amounts for 2022 also include $10,675 for matching contributions made by us under our 401(k) plan. The amounts for 2021 consist of $7,539 for matching contributions made by us under our 401(k) plan and $847 for the value of in-office meals (including a tax gross-up of $262).

Narrative Disclosure to Summary Compensation Table

We have entered into individual employment agreements with all of our executive officers, including our named executive officers, which are described below. For 2022, the compensation program for our named executive officers consisted of base salary, target-based discretionary bonuses, and awards of stock options. In addition, our named executive officers generally are eligible to participate in our 401(k) retirement plan, employee stock purchase plan (other than Dr. Hamdy and Dr. Izumi), health and wellness plans, and other employee benefits.

Base Salary

The base salaries of our named executive officers are set at levels that are commensurate with the executive’s duties and authorities, contributions, prior experience and performance, competitive with base salaries of comparable companies based on available data, and sufficient to enable us to hire executives with the talent and skills we need. The base salaries of our named executive officers are established and approved by our compensation committee when such executives join our company or upon their promotion and are reviewed on an annual basis. The base salaries of our Chief Executive Officer and our other named executive officers were not increased for 2022 and remained at 2021 levels.

Cash Bonus

Our named executive officers are eligible to receive annual target-based discretionary cash bonus awards based on a percentage of their base salary. The target bonus percentages of our named executive officers are established and approved by our compensation committee when such executives join our company or upon their promotion and are reviewed on an annual basis. For 2022, bonus awards for all employees, including our named executive officers, were based entirely on the achievement of the corporate performance goals approved by our board of directors, including research, regulatory, clinical, business development, publication and financial goals. Following completion of the year, our compensation committee reviewed the level of achievement of such corporate goals and deliverables and determined that they had been achieved at the 85% level.

401(k) Retirement Plan

We have a 401(k) defined contribution retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code so that contributions to our 401(k) plan and income earned on such contributions are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions, which are not taxable when distributed). Our 401(k) plan provides that each participant may contribute up to 100% of his or her eligible pre-tax compensation, up to a statutory limit. Participants who are at least 50 years old can also make “catch-up” contributions. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. Our 401(k) plan also permits us to make discretionary matching contributions, subject to established limits and a vesting schedule. In 2022, we made matching contributions equal to 100% of a participant’s contributions up to 1% of such participant’s eligible compensation plus 50% of a participant’s contributions between 1% and 6% of such participant’s eligible compensation.

Benefits and Perquisites

We provide benefits to our named executive officers on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; sick leave; parental leave; in-office meals; and an employee assistance program. We do not maintain any executive-specific benefit or perquisite programs.

Agreements with Named Executive Officers and Potential Payments Upon Termination or Change of Control

Agreement with Dr. Ahmed M. Hamdy

Effective December 23, 2020, Dr. Ahmed M. Handy entered into an employment agreement with us, pursuant to which he serves as our Chief Executive Officer and Chairman of our board of directors. Dr. Hamdy’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Dr. Hamdy’s initial annual base salary was $460,000. Dr. Hamdy’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of Company employees. Subject to the terms and conditions established by our board of directors for such bonus plan, Dr. Hamdy is eligible to receive an annual bonus with an initial target of 35% of his then-applicable base salary, subject to increase (but not decrease) in light of Dr. Hamdy’s performance, external market conditions, our financial condition and performance, and such other factors as our board deems appropriate. Dr. Hamdy’s employment agreement contains customary confidentiality, non-solicitation, and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event that Dr. Hamdy is terminated without Cause (as defined in the employment agreement), as a result of death or Disability (as defined in the employment agreement), or Dr. Hamdy resigns for Good Reason (as defined in the employment agreement), and subject to Dr. Hamdy’s delivery of an effective release of claims, Dr. Hamdy will be entitled to receive: (1) a lump sum cash payment, less applicable withholding taxes, in an amount equal to (a) one and one-half times his then-current base salary and (b) one and one-half times his then-current target bonus for the fiscal year in which such termination occurred as if all performance goals were achieved; (2) the acceleration in full of all unvested Equity Awards (as defined in the employment agreement) that would have been vested if Dr. Hamdy had continued his employment for a period of 12 continuous months following his termination date, other than any performance-based Equity Awards, which will accelerate only to the extent provided in the applicable award agreement; and (3) at Dr. Hamdy’s election, until the earlier of 18 months following his termination date or the date he becomes eligible for group health insurance through a new employer, continuation of health insurance coverage under COBRA and monthly cash payments equal to the costs of such COBRA benefits coverage, less applicable withholding taxes. In the event that Dr. Hamdy is terminated without Cause or resigns for Good Reason within three months prior to, or within 12 months following, the consummation of a Change in Control (as defined in the employment agreement), he shall be entitled to receive the above payments, provided that all Equity Awards subject to time-based vesting will vest with respect to 100% of the shares underlying such Equity Awards.

Agreement with Dr. Raquel E. Izumi

Effective December 23, 2020, Dr. Raquel E. Izumi entered into an employment agreement, pursuant to which she serves as our President and Chief Operations Officer. Dr. Izumi’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Dr. Izumi’s initial annual base salary was $430,000. Dr. Izumi’s employment agreement provides that she is eligible to participate in our health and welfare benefit plans maintained for the benefit of Company employees. Subject to the terms and conditions established by our board of directors for such bonus plan, Dr. Izumi is eligible to receive an annual bonus with an initial target of 30% of her then-applicable base salary, subject to increase (but not decrease) in light of Dr. Izumi’s performance, external market conditions, our financial condition and performance, and such other factors as our board deems appropriate. Dr. Izumi’s employment agreement contains customary confidentiality, non-solicitation, and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event that Dr. Izumi is terminated without Cause (as defined in the employment agreement), as a result of death or Disability (as defined in the employment agreement), or Dr. Izumi resigns for Good Reason (as defined in the employment agreement), and subject to Dr. Izumi’s delivery of an effective release of claims, Dr. Izumi will be entitled to receive: (1) a lump sum cash payment, less applicable withholding taxes, in an amount equal to (a) one and one-half times her then-current base salary and (b) one and one-half times her then-current target bonus for the fiscal year in which such termination occurred as if all performance goals were achieved; (2) the acceleration in full of all unvested Equity Awards (as defined in the employment agreement) that would have been vested if Dr. Izumi had continued her employment for a period of 12 continuous months following her termination date, other than any performance-based Equity Awards, which will accelerate only to the extent provided in the applicable award agreement; and (3) at Dr. Izumi’s election, until the earlier of 18 months following her termination date or the date she becomes eligible for group health insurance through a new employer, continuation of health insurance coverage under COBRA and monthly cash payments equal to the costs of such COBRA benefits coverage, less applicable withholding taxes. In the event that Dr. Izumi is terminated without Cause or resigns for Good Reason within three months prior to, or within 12 months following, the consummation of a Change in Control (as defined in the employment agreement), she shall be entitled to receive the above payments, provided that all Equity Awards subject to time-based vesting will vest with respect to 100% of the shares underlying such Equity Awards.

Agreement with Alexander A. Seelenberger

Effective December 23, 2020, Alexander A. Seelenberger entered into an employment agreement with us, pursuant to which he serves as our Chief Financial Officer. Mr. Seelenberger’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Seelenberger’s initial annual base salary was $355,000. Mr. Seelenberger’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of Company employees. Subject to the terms and conditions established by our board of directors for such bonus plan, Mr. Seelenberger is eligible to receive an annual bonus with an initial target of 30% of his then-applicable base salary, subject to increase (but not decrease) in light of Mr. Seelenberger’s performance, external market conditions, our financial condition and performance, and such other factors as our board deems appropriate. Mr. Seelenberger’s employment agreement contains customary confidentiality, non-solicitation, and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event that Mr. Seelenberger is terminated without Cause (as defined in the employment agreement), as a result of death or Disability (as defined in the employment agreement), or Mr. Seelenberger resigns for Good Reason (as defined in the employment agreement), and subject to Mr. Seelenberger’s delivery of an effective release of claims, Mr. Seelenberger will be entitled to receive: (1) a lump sum cash payment, less applicable withholding taxes, in an amount equal to (a) one and one-half times his then-current base salary and (b) one and one-half times his then-current target bonus for the fiscal year in which such termination occurred as if all performance goals were achieved; (2) the acceleration in full of all unvested Equity Awards (as defined in the employment agreement) that would have been vested if Mr. Seelenberger had continued his employment for a period of 12 continuous months following his termination date, other than any performance-based Equity Awards, which will accelerate only to the extent provided in the applicable award agreement; and (3) at Mr. Seelenberger’s election, until the earlier of 18 months following his termination date or the date he becomes eligible for group health insurance through a new employer, continuation of health insurance coverage under COBRA and monthly cash payments equal to the costs of such COBRA benefits coverage, less applicable withholding taxes. In the event that Dr. Mr. Seelenberger is terminated without Cause or resigns for Good Reason within three months prior to, or within 12 months following, the consummation of a Change in Control (as defined in the employment agreement), he shall be entitled to receive the above payments, provided that all Equity Awards subject to time-based vesting will vest with respect to 100% of the shares underlying such Equity Awards.

Agreement with Dr. Hermes D. Garbán

Effective March 1, 2021, Dr. Hermes D. Garbán entered into an employment agreement with us to serve as our Chief Medical Officer. Dr. Garbán’s employment terminated effective August 6, 2022. Pursuant to his employment agreement, Dr. Garbán provided a customary release of claims in favor of the Company, reconfirmed his obligations under existing agreements pertaining to confidentiality and intellectual property ownership, and committed to non-disparagement and cooperation provisions, and he received (1) a lump sum cash payment, less applicable withholding taxes, in an amount equal to (a) his 2022 base salary ($390,000) and (b) his 2022 target bonus ($117,000); and (2) the acceleration in full of all unvested options that would have been vested if Dr. Garbán had continued his employment for a period of 12 continuous months following his termination date.

Agreement with Dr. Xiaoming Zhang

Effective December 23, 2020, Dr. Xiaoming Zhang entered into an employment agreement with us to serve as our Chief Technology Officer. Dr. Zhang’s employment terminated effective August 6, 2022. Pursuant to his employment agreement, Dr. Zhang provided a customary release of claims in favor of the Company, reconfirmed his obligations under existing agreements pertaining to confidentiality and intellectual property ownership, and committed to non-disparagement and cooperation provisions, and he received (1) a lump sum cash payment, less applicable withholding taxes, in an amount equal to (a) his 2022 base salary ($350,000) and (b) his 2022 target bonus ($105,000); (2) the acceleration in full of all unvested options that would have been vested if Dr. Zhang had continued his employment for a period of 12 continuous months following his termination date; and (3) reimbursement of the cost of continuation of health insurance coverage under COBRA ($29,335, which amount was actually paid to Dr. Zhang in 2023), less applicable withholding taxes.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards for each of our named executive officers as of December 31, 2022:

			Option Awards
Name	Date Granted		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Ahmed M. Hamdy, M.D.	02/14/22	(1)	42,075	85,425	6.26	02/13/32
	08/25/22	(2)	10,000	50,000	1.71	08/24/32
	11/15/22	(2)	2,500	57,500	0.82	11/14/32
Raquel E. Izumi, Ph.D.	02/14/22	(1)	25,245	51,255	6.26	02/13/32
	08/25/22	(2)	10,000	50,000	1.71	08/24/32
	11/15/22	(2)	2,500	57,500	0.82	11/14/32
Alexander A. Seelenberger	12/23/20	(3)	200,000	0	19.00	12/22/30
	02/14/22	(1)	18,233	37,017	6.26	02/13/32
	08/25/22	(2)	9,666	48,334	1.71	08/24/32
	11/15/22	(2)	2,333	53,667	0.82	11/14/32

(1)	Option vests over three years, with 1/3 of the shares vesting on December 23, 2022 and 1/36 of the shares vesting monthly thereafter.
(2)	Option vests over two years, with 1/24 of the shares vesting monthly following the date of grant.
(3)	Option vests over two years, with 1/3 of the shares vesting on the date of grant and 1/36 of the shares vesting monthly thereafter.

Equity Compensation Plan Information

The following table summarizes the number of shares of common stock to be issued upon the exercise of outstanding options, warrants and rights granted to our employees, consultants and directors, as well as the number of shares of common stock remaining available for future issuance under our equity compensation plans as of December 31, 2022.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,353,712	$10.87	377,978	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	4,353,712		377,978	(1)

(1)

Represents 187,254 shares available for future issuance under the 2020 Stock Incentive Plan and 190,724 shares available for future issuance under our 2021 Employee Stock Purchase Plan (the “ESPP”) as of December 31, 2022.

The 2020 Stock Incentive Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each fiscal year beginning on January 1, 2021, equal to the lesser of (x) 5% of the number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or (y) such lesser amount that our compensation committee determines for purposes of the annual increase for that fiscal year. As of January 1, 2023, the 2020 Stock Incentive Plan was increased by 1,062,144 shares pursuant to such evergreen provision.

The ESPP contains an “evergreen” provision, pursuant to which the number of shares of common stock available for purchase under such plan shall be increased on the first day of each year beginning January 1, 2022, equal to the least of (x) 1% of the number of shares of common stock outstanding on such date or (y) 500,000 shares of common stock, or (z) a lesser amount determined by our compensation committee or our board of directors. As of January 1, 2023, the ESPP was increased by 212,428 shares pursuant to such evergreen provision.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the Record Date as to shares of our common stock beneficially owned by: (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) each of our named executive officers listed in the Summary Compensation Table, (3) each of our directors and director nominees, and (4) all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

The percentage of our common stock beneficially owned is based on 21,245,842 shares of common stock outstanding as of March 28, 2023. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are exercisable within 60 days of March 28, 2023, the Record Date for the Annual Meeting. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as otherwise set forth in footnotes to the table below, the address of each of the persons listed below is c/o Vincerx Pharma, Inc., 260 Sheridan Avenue, Suite 400, Palo Alto, CA 94306.

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
Five Percent Holders:
LifeSci Holding LLC(1)	2,570,000	10.8%
Goldman Sachs Group, Inc.(2)	2,147,849	10.1%
John C. Byrd, M.D.(3)	1,618,199	7.6%
Affinity Healthcare Fund, LP and Affinity Asset Advisors, LLC(4)	1,492,771	7.0%
Long Focus Capital Management, LLC(5)	1,414,951	6.7%
Named Executive Officers and Directors(6):
Ahmed M. Hamdy, M.D.(7)	1,800,580	8.4%
Raquel E. Izumi, Ph.D.(8)	1,772,610	8.3%
Alexander A. Seelenberger(9)	287,224	1.3%
Hermes D. Garbán, M.D., Ph.D.	—	*
Xiaoming Zhang	—	*
Laura I. Bushnell(10)	60,869	*
Brian J. Druker, M.D.(10)	96,473	*
John H. Lee, M.D.(10)	42,466	*
Francisco D. Salva(10)	41,667	*
Ruth E. Stevens, Ph.D.(11)	35,000	*
All current executive officers and directors as a group (9 Individuals)(12)	4,551,028	20.6%

*	Represents beneficial ownership of less than 1%.
(1)

Consists of shares of common stock issuable upon exercise of an equal number of private warrants. Andrew I. McDonald, a former member of our board of directors, and Michael Rice, as managing members, have shared voting and dispositive power with respect to the securities held by LifeSci Holdings LLC. The business address of LifeSci Holdings LLC is c/o LifeSci Capital LLC, 250 West 55th Street, Suite 3401 New York, NY 10019.

(2)

According to a Schedule 13G filed jointly on February 10, 2022 by The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC (collectively, the “Goldman Sachs Entities”), the Goldman Sachs Entities have shared voting and dispositive power with respect to the shares. The principal address for the Goldman Sachs Entities is 200 West Street, New York, NY 10282.
(3)	The business address of John C. Byrd is 231 Albert Sabin Way, ML 0551, Room 6065, Cincinnati, OH.
(4)

According to a Schedule 13G/A filed jointly on February 13, 2023 by Affinity Healthcare Fund, LP (“Affinity Healthcare Fund”) and Affinity Asset Advisors, LLC (“Affinity Asset Advisors”), Affinity Healthcare Fund and Affinity Asset Advisors have shared voting and dispositive power with respect to the shares. The principal address for Affinity Healthcare Fund and Affinity Asset Advisors is 767 Third Avenue, 15th Floor, New York, NY 10017.

(5)

According to a Schedule 13G filed jointly on February 14, 2023 by Long Focus Capital Management, LLC, Long Focus Capital Master, LTD, Condagua, LLC, John B. Helmers, and A. Glenn Helmers (collectively, the “Long Focus Entities”), (i) Long Focus Capital Management, LLC and John B. Helmers have shared voting and dispositive power with respect to 1,414,951 shares, (ii) Long Focus Capital Master, Ltd. has shared voting and dispositive power with respect to 545,352 shares, and (iii) Condagua, LLC and A. Glenn Hemers have shared voting and dispositive power with respect to 869,599 shares. The principal address for the Long Focus Entities is 207 Calle Del Parque, A&M Tower, 8th Floor, San Juan, Puerto Rico 00912.

(6)	The business address of each of the individuals is c/o Vincerx Pharma, Inc., 260 Sheridan Avenue, Suite 400, Palo Alto, CA 94306.
(7)

Includes (i) 73,760 shares of common stock held by the Hamdy Family Trust dated 10/7/2015 and (ii) options to purchase 108,621 shares of common stock that are exercisable within 60 days of March 28, 2023.

(8)

Includes (i) 68,738 shares of common stock held by the Izumi-Covey 2000 Revocable Trust U/A 01/09/01, (ii) 1,000 shares of common stock held by Ms. Izumi’s spouse’s Rollover Individual Retirement Account, and (iii) options to purchase 84,673 shares of common stock that are exercisable within 60 days of March 28, 2023.

(9)	Includes options to purchase 272,444 shares of common stock that are exercisable within 60 days of March 28, 2023.
(10)	Includes options to purchase 41,667 shares of common stock that are exercisable within 60 days of March 28, 2023.
(11)	Includes options to purchase 35,000 shares of common stock that are exercisable within 60 days of March 28, 2023.
(12)

Consists of (i) 3,689,418 shares of common stock beneficially owned by our current executive officers and directors and (ii) options to purchase an aggregate of 861,610 shares of common stock that are exercisable within 60 days of March 28, 2023.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. These persons are required to furnish us with copies of all Forms 3, 4 and 5 they file. Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our executive officers, directors and greater than 10% stockholders complied on a timely basis with all Section 16(a) filing requirements applicable to them with respect to transactions during 2022.

REPORT OF THE AUDIT COMMITTEE

The audit committee operates under a written charter adopted by the board of directors. A link to the audit committee charter is available on our website at www.vincerx.com. All members of the audit committee meet the independence standards established by Nasdaq.

In performing its functions, the audit committee acts in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess or determine the effectiveness of the Company’s internal control over financial reporting.

Within this framework, the audit committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2022. The audit committee has also discussed with the independent registered public accounting firm, WithumSmith+Brown, PC, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board and the SEC. In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Audit Committee
Francisco D. Salva, Chair
Ruth E. Stevens, Ph.D.
John H. Lee, M.D.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed WithumSmith+Brown, PC as our independent registered public accounting firm for the fiscal year ending December 31, 2023. WithumSmith+Brown, PC has audited our financial statements since our inception in December 2018. Representatives of WithumSmith+Brown, PC are expected to attend the virtual Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table sets forth the fees billed by WithumSmith+Brown, PC for audit and other services rendered:

	Year ended December 31,
	2022	2021
Audit Fees(1)	$140,620	$131,235
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

(1)

Audit fees consist of fees billed for services relating to the audit of our annual financial statement and review of our quarterly financial statements, services that are normally provided in connection with statutory and regulatory filings or engagements, comfort letters, reports on an issuer’s internal controls, consents, and review of documents to be filed with the SEC (e.g., periodic filings, registration statements, and company responses to SEC comment letters).

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of Independent Auditors

Our board of directors’ policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to our board of directors regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Our board of directors may also pre-approve particular services on a case-by-case basis.

Stockholder ratification of the selection of WithumSmith+Brown, PC as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, our board of directors is submitting the selection of WithumSmith+Brown, PC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain WithumSmith+Brown, PC. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of our company and our stockholders.

The Board of Directors Recommends a Vote “FOR” the Ratification of

WithumSmith+Brown, PC as our Independent Registered Public Accounting Firm.

STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING

To be considered for inclusion in the Company’s proxy statement for the 2024 annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than December 14, 2023. However, if we have not held an annual meeting in the previous year or if the date of the annual meeting has been changed by more than 30 days from the date of the preceding year’s annual meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. These proposals also must comply with the proxy proposal submission rules of the SEC under Rule 14a-8. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail – Return Receipt Requested.

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before the 2024 annual meeting but do not intend for the proposal to be included in our proxy statement. A stockholder proposal not included in the proxy statement for the 2024 annual meeting will not be eligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the first anniversary of the date the proxy statement was provided to the stockholders in connection with preceding year’s annual meeting of stockholders.

However, if we have not held an annual meeting in the previous year or if the date of the annual meeting has been changed by more than 30 days before or after the anniversary date of the preceding year’s annual meeting, we must have received the stockholder’s notice not later than the close of business on the later of (x) the 90th day prior to the date of the scheduled annual meeting or (y) the 10th day following the day on which public announcement of the date of such meeting is first made. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder’s notice described above. The stockholder’s notice must set forth, as to each proposed matter, the information required by our Bylaws. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

OTHER MATTERS

Our board of directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxy holders will vote in accordance with their judgment unless you direct them otherwise. Whether or not you intend to attend the Annual Meeting, we urge you to vote by Internet or mail.

By order of the Board of Directors

/s/ Dr. Ahmed M. Hamdy Dr. Ahmed M. Hamdy Chief Executive Officer and Chairman

Palo Alto, California

April 12, 2023

Stockholders may make a request for our Annual Report on Form 10-K for the year ended December 31, 2022 in writing to our Secretary, Vincerx Pharma, Inc., 260 Sheridan Avenue, Suite 400, Palo Alto, CA 94306. We will also provide copies of exhibits to our Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. The request must include a representation by the stockholder that, as of March 28, 2023, the stockholder was entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K and exhibits are also available at www.vincerx.com.

22067 Vincerx Proxy Card Front

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK	EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

VINCERX PHARMA, INC.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 24, 2023.

INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting  –

If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend the annual meeting, visit: https://www.cstproxy.com/vincerx/2023

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

1.	Election of two Class III directors to serve until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified.

	FOR all Nominees	FOR all Nominees except (see instructions below)	WITHHOLD AUTHORITY For all Nominees
(1) Ahmed M. Hamdy, M.D. (2) Brian J. Druker, M.D.

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name on the list

2. Ratification of the appointment of WithumSmith+Brown, PC as the Company’s independent registered public accounting firm for the year ending December 31, 2023.	FOR	AGAINST	ABSTAIN

CONTROL NUMBER

Signature__________________________________ Signature, if held jointly____________________________________ Date_____________2023

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

22067 Vincerx Proxy Card Back

Important Notice Regarding the Internet Availability of Proxy

Materials for the Annual Meeting of Stockholders

To view the 2023 Proxy Statement and the Annual Report and

to Attend the Annual Meeting, please go to:

https://www.cstproxy.com/vincerx/2023

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

VINCERX PHARMA, INC.

The undersigned appoints Dr. Ahmed M. Hamdy, Dr. Raquel E. Izumi and Alexander A. Seelenberger, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Vincerx Pharma, Inc. held of record by the undersigned at the close of business on March 28, 2023 at the Annual Meeting of Stockholders of Vincerx Pharma, Inc. to be held on May 25, 2023 or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES UNDER PROPOSAL 1, AND FOR PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)